EXHIBIT 6.8

INCENTIVE STOCK OPTION AGREEMENT

Infuzed Brands Inc. (the “Company”) hereby grants the undersigned (the “Optionee”) stock options to purchase common shares of the Company (the “Options”) in accordance with the Infuzed Incentive Stock Option Plan (“Plan”) on the following terms. The Optionee acknowledges that the grant of Options is subject to (a) the Plan; (b) applicable Securities Laws (as such term is defined in the Plan); and (c) the approval of the Exchange (as such term is defined in the Plan).

Name of Optionee:	Capital Pearl Investments Inc

Address:	10431 Aragon Road Richmond, BC V7A3E8

Telephone Number:	778-952-0009

Email Address:	dewanjay@outlook.com

Position with the Company:	Consultant

Number of Options:	2,000,000

Exercise Price:	$0.30

Date of Grant:	April 1, 2019

Expiry Date:	two years from grant ___________
.
Vesting Schedule:	All of the Options shall vest immediately unless otherwise described in the table below.

Period	% of Shares Vested
The date of the Company’s initial public offering on the Canadian Securities Exchange	100%

IN WITNESS WHEREOF, the Company and Optionee have caused this Agreement to be duly executed as of the date first written above.

INFUZED BRANDS INC.

Per: Authorized Signatory	OPTIONEE
/s/ Jigme Love	/s/ Jay Dewan